UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported): January 17, 2006

                          FOODARAMA SUPERMARKETS, INC.
             (Exact name of registrant as specified in its charter)

        New Jersey                   1-5745-1                 21-0717108
      (State or other        (Commission File Number)        (IRS Employer
      jurisdiction of                                   Identification Number)
      incorporation)
                              Building 6, Suite 1
                                 922 Highway 33
                           Freehold, New Jersey 07728
          (Address of principal executive offices, including zip code)
             Registrant's telephone number, including area code: (732) 462-4700



               (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule
     14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.  Other Events
            ------------

Foodarama Supermarkets, Inc. (the "Company") issued a press release on January 17, 2006 announcing that it has retained Pitney Hardin LLP to act as legal advisor to the recently formed Special Committee of the Company's Board of Directors and William Blair & Company, L.L.C. to act as the Special Committee's financial advisor. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits
            ---------------------------------

     Exhibit No.            Description
        99.1                Press Release dated January 17, 2006

                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FOODARAMA SUPERMARKETS, INC.
                                    ----------------------------
                                               (REGISTRANT)

                            By:  /s/ Michael Shapiro
                               ------------------------------------------
                               Michael Shapiro
                               Senior Vice President and Chief Financial Officer


Date:  January 19, 2006

                                                                 EXHIBIT  99.1

                                                CONTACT: Michael Shapiro
                                                  Senior Vice President
                                                  Chief Financial Officer
                                                  (732) 294-2270

FOR IMMEDIATE RELEASE

FOODARAMA ANNOUNCES ENGAGEMENT OF LEGAL AND FINANCIAL ADVISORS

FREEHOLD, N.J., January 17, 2006 - Foodarama Supermarkets, Inc. (ASE-FSM) announced today that in response to the previously disclosed non-binding proposal for a going private transaction from a group led by members of the Saker family it has retained independent legal counsel and independent financial advisors to advise the recently formed Special Committee of the Board of Directors regarding the proposal. Pitney Hardin LLP, based in Morristown, New Jersey, will act as the special committee's legal advisor. William Blair & Company, L.L.C., based in Chicago, Illinois, will act as the committee's financial advisor.

On December 2, 2005, Foodarama issued a press release announcing that it has received a non-binding proposal for a going private transaction from a purchaser group consisting of Richard J. Saker, the Company's Chief Executive Officer and President, Joseph J. Saker, the Company's Chairman, and six other members of the family of Joseph J. Saker who are shareholders of the Company. The transaction would result in the acquisition by a corporation formed by the purchaser group of all of the outstanding shares of common stock of the Company not already owned by the members of the purchaser group at a price of $52 per share. The purchaser group currently owns or controls approximately 51% of the Company's issued and outstanding common stock.

There can be no assurance that any transaction will occur or, if one is undertaken, its terms or timing. The Company stated that it does not expect to update its progress or disclose developments with respect to the consideration of the Saker family group's proposal unless and until the Board of Directors has approved a definitive transaction or determined not to proceed with a transaction.

This press release is not a substitute for any tender offer statement or other filing that may be made with the Securities and Exchange Commission if the proposed transaction goes forward. If such documents are filed with the SEC, investors are urged to read them because they will contain important information. Any such documents, once filed, will be available, free of charge, at the SEC's website (www.sec.gov) and from Foodarama Supermarkets, Inc.

This press release includes forward-looking statements within the meaning of federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions and other factors that may be identified in filings made with the SEC by the Company or the purchaser group.

Foodarama Supermarkets, Inc.
----------------------------
Foodarama Supermarkets operates a chain of 26 supermarkets located in Central New Jersey, as well as two liquor stores and one garden center, all licensed as ShopRite. The Company also operates a central food processing facility to supply its stores with certain meat products, various prepared salads, prepared foods and other items, and a central baking facility which supplies its stores with bakery products. Foodarama is a member of Wakefern Food Corporation, the largest retailer-owned food cooperative warehouse in the United States and owner of the ShopRite name.

Pitney Hardin LLP
-----------------
Pitney Hardin LLP is a full-service law firm that has been providing legal and business solutions since 1902. From offices in Morristown (NJ), New York City and Brussels, the firm's staff of about 180 lawyers delivers legal expertise in a wide range of practice areas, including mergers and acquisitions, corporate governance and securities law.

William Blair & Company, L.L.C.
-------------------------------
William Blair & Company, L.L.C. is a Chicago-based investment firm offering investment banking, asset management, equity research, institutional and private brokerage services, and private capital to individual, institutional, and issuing clients. William Blair & Company has offices in Chicago, Hartford, London, San Francisco, Tokyo, Vaduz, and Zurich.

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